EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its Second Quarter Ended September 30, 2018

MCLEAN, Va., Nov. 05, 2018 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) today announced earnings for its second quarter ended September 30, 2018. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the investor relations section of the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	September 30, 2018	June 30, 2018	Change	% Change
For the quarter ended:
Total investment income	$13,091	$15,504	$(2,413)	(15.6)%
Total expenses, net(A)	17,085	15,446	1,639	10.6
Net investment (loss) income(A)	(3,994)	58	(4,052)	NM
Net realized (loss) gain	(4,543)	14,108	(18,651)	NM
Net unrealized appreciation	38,901	18,161	20,740	114.2
Net increase in net assets resulting from operations(A)	30,364	32,327	(1,963)	(6.1)
Net investment (loss) income per weighted-average common share(A)	(0.12)	—	(0.12)	NM
Adjusted net investment income per weighted-average common share(B)	0.10	0.20	(0.10)	(50.0)
Net increase in net assets resulting from operations per weighted-average common share(A)	0.93	0.99	(0.06)	(6.1)
Cash distribution per common share from net investment income	0.20	0.21	(0.01)	(4.8)
Cash distribution per common share from realized gains(C)	—	0.05	(0.05)	(100.0)

Weighted-average yield on interest-bearing investments	12.9%	13.0%	(0.1)%	(0.8)
Total dollars invested	$900	$30,052	$(29,152)	(97.0)
Total dollars repaid and collected from sales	743	32,062	(31,319)	(97.7)

As of:
Total investments, at fair value	$665,117	$629,318	$35,799	5.7%
Fair value, as a percent of cost	111.9%	105.4%	6.5%	6.2
Net assets	$403,574	$379,808	$23,766	6.3
Net asset value per common share	12.30	11.57	0.73	6.3
Number of portfolio companies	32	33	(1)	(3.0)

 (A)  Inclusive of $7.1 million, or $0.22 per weighted-average common share, and $6.5 million, or $0.20 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended September 30, 2018 and the three months ended June 30, 2018, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts are not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
 (B)   See Non-GAAP Financial Measure — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally to analyze financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
 (C)   Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended September 30, 2018, the following significant events occurred:

·  Portfolio Activity:

  Exited one investment, which resulted in a realized loss of $3.6 million; and

  Invested $0.9 million into existing portfolio companies.

·  Financing Activity:

  Issued 2,990,000 shares of 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”) at a public offering price of $25.00 per share. Gross proceeds totaled $74.8 million and net proceeds, after deducting underwriting discounts and offering costs borne by us, were $72.1 million. The Series E Term Preferred Stock incorporates the amended asset coverage requirements of the Small Business Credit Availability Act (the “SBCAA”) (200%, as it applies to the Company currently, and 150%, as it will apply to the Company effective April 10, 2019).

  Voluntarily redeemed all outstanding shares of our 6.750% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”) and our 6.500% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”), each of which had a liquidation preference of $25.00 per share, using proceeds from the issuance of the Series E Term Preferred Stock along with borrowings under the Fifth Amended and Restated Credit Agreement dated April 30, 2013, as amended (“Credit Facility”). In connection with the voluntary redemption of our Series B Term Preferred Stock and Series C Term Preferred Stock, we incurred a loss on extinguishment of debt of $1.7 million.

  Amended our Credit Facility which, among other things, increased the facility size, reduced pricing, extended the revolving period and maturity date, and conformed asset coverage requirements to the amended requirements of the SBCAA (200%, as it applies to the Company currently, and 150%, as it will apply to the Company effective April 10, 2019).

·  Distributions and Dividends:

  Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of July, August, and September 2018:
  -  $0.067 per common share, per month; and
  -  $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”).

  Paid the following dividends to preferred stockholders for each of July and August 2018:
  -  $0.140625 per share, per month, for the Company’s Series B Term Preferred Stock (which was fully redeemed on August 31, 2018); and
  -  $0.135417 per share, per month, for the Company’s Series C Term Preferred Stock (which was fully redeemed on August 31, 2018).

  Paid a combined dividend to the holders of the Company’s Series E Term Preferred Stock for the pro-rated period from and including the issuance date, August 22, 2018, to and including August 31, 2018, plus the full month of September 2018, which totaled $0.17265625 per share.

Second Quarter Results: Net investment loss for the quarter ended September 30, 2018 was $4.0 million, or $0.12 per weighted-average common share, while net investment income for the quarter ended June 30, 2018 was $0.1 million, or $0.00 per weighted-average common share. This decrease was a result of the decrease in total investment income and the increase in total expenses, net of credits, quarter over quarter.

Total investment income during the quarters ended September 30, 2018 and June 30, 2018 was $13.1 million and $15.5 million, respectively. The quarter over quarter decrease was due to a $1.4 million decrease in interest income, primarily due to one investment being placed on non-accrual during the current quarter and the exit of one investment towards the end of the prior quarter, and a $1.0 million decrease in other income, as the timing of dividend and success fee income can be variable.

Total expenses, net of credits, during the quarters ended September 30, 2018 and June 30, 2018 were $17.1 million and $15.4 million, respectively. The quarter over quarter increase was primarily due to $1.1 million of bad debt expense (mainly due to placing one investment on non-accrual), $0.7 million of tax expense, and the accrual of capital gains-based incentive fees of $7.1 million, or $0.22 per weighted-average common share in the current period, as compared to capital gains-based incentive fees of $6.5 million, or $0.20 per weighted-average common share, during the prior period. Such capital gains-based incentive fees are accrued under U.S. GAAP, but payment is not contractually due under the terms of our investment advisory agreement. See discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

Net asset value per common share as of September 30, 2018 increased to $12.30 compared to $11.57 as of June 30, 2018. The quarter over quarter increase was primarily due to $38.5 million, or $1.17 per common share, of net unrealized appreciation of investments, principally resulting from improved performance and an increase in comparable multiples used to estimate the fair value of certain portfolio companies, partially offset by a decline in performance of certain other portfolio companies. The increase in net unrealized appreciation was further offset by $4.5 million, or $0.14 per common share, of realized losses, primarily due to the exit of one portfolio company and the aforementioned loss on extinguishment of debt, net investment loss of $4.0 million, or $0.12 per common share, and distributions paid to common shareholders of $6.6 million, or $0.20 per common share.

Subsequent Events:  After September 30, 2018, the following significant events occurred:

·  Significant Investment Activity:

  In October 2018, we invested an additional $15.0 million of secured first lien debt into J.R. Hobbs Co. – Atlanta, LLC, which, together with our existing $21.0 million secured first lien term loan, resulted in a new $36.0 million secured first lien term loan due in October 2023.

  In October 2018, we exited our equity investment in Country Club Enterprises, LLC, which resulted in a realized loss of $7.7 million. As part of this transaction, we received success fee income of $1.0 million, reduced our existing guaranty to $1.0 million, and amended our existing $4.0 million secured second lien term loan to have a stated interest rate of LIBOR + 8.0% and mature in February 2022.

  In November 2018, we sold our investment in Logo Sportswear, Inc., which had a cost basis and fair value of $10.3 million and $22.2 million, respectively, as of September 30, 2018. In connection with the sale, we received net cash proceeds of $22.7 million, including the repayment of our debt investment of $9.2 million at par.

·  Certificates of Elimination: In October 2018, we executed and filed a Certificate of Elimination of 6.750% Series B Cumulative Term Preferred Stock and a Certificate of Elimination of 6.500% Series C Cumulative Term Preferred Stock, thereby removing the Certificate of Designation of the Series B Term Preferred Stock and the Certificate of Designation of the Series C Term Preferred Stock from the Company’s Amended and Restated Certificate of Incorporation.

·  Distributions and Dividends Declared: In October 2018, our Board of Directors declared the following monthly and supplemental distributions to common stockholders and monthly dividends to holders of our two series of term preferred stock:

Record Date	Payment Date	Distribution per Common Share		Dividend per Share of Series D Term Preferred Stock	Dividend per Share of Series E Term Preferred Stock
October 19, 2018	October 31, 2018	$0.068		$0.13020833	$0.13281250
November 20, 2018	November 30, 2018	0.068		0.13020833	0.13281250
December 6, 2018	December 14, 2018	0.060	(A)	—	—
December 20, 2018	December 31, 2018	0.068		0.13020833	0.13281250
	Total for the Quarter:	$0.264		$0.39062499	$0.39843750

(A)	Denotes supplemental distribution to common stockholders.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding the capital gains-based incentive fee. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation of investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 — Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fee, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented:

	For the quarter ended
	September 30, 2018		June 30, 2018
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment (loss) income	$(3,994)	$(0.12)	$58	$—
Capital gains-based incentive fee	7,125	0.22	6,508	0.20
Adjusted net investment income	$3,131	$0.10	$6,566	$0.20

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, but not as a substitute for or superior to financial measures determined in accordance with U.S. GAAP.

Conference Call:  The Company will hold its earnings release conference call on Tuesday, November 6, 2018, at 8:30 a.m. EST. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 13, 2018. To hear the replay, please dial (855) 859-2056 and use the playback conference number 4699219. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through January 6, 2019.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control, and recapitalizations. The Company has paid 160 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the period ended September 30, 2018, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.